EXECUTION COPY

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Ian Drury ("Employee") and Styleclick, Inc., a Delaware Corporation (the "Company"), and is effective March 21, 2001 (the "Effective Date").

     WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1. EMPLOYMENT. The Company agrees to employ Employee as a Executive Vice President and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report directly to the Chief Executive Officer or such person(s) as from time to time may be designated by the Board of Directors of the Company (the "Board")(hereinafter referred to as the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time. Employee's principal place of employment shall be the Company's offices located in Chicago, Illinois. During the "Term," as defined in
Section 2 hereof, Employee shall have the right to (i) attend meetings of the Board and (ii) be provided copies of any materials to be distributed or discussed at such meetings, at the same time such materials are provided to members of the Board. Notwithstanding the rights conferred upon Employee pursuant to the previous sentence of this Section 1, the Board shall have the right to exclude the Employee from any Board meeting (A) in which Employee or his compensation is to be discussed, (B) if the members of the Board determine it would be inconsistent with their fiduciary duties for Employee to be present at such meeting or (C) if Employee's attendance would compromise any matter subject to attorney client privilege.

2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto ("Standard Terms Annex").

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3. COMPENSATION.

     (a) BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $250,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

     (b) PERFORMANCE BONUS. During the Term, Employee shall be eligible to earn an annual performance cash bonus (each year's award granted pursuant to this Section 3(b) shall hereinafter be referred to as the "Bonus"). The amount of such Bonus shall be a percentage of Employee's Base Salary based upon the achievement of certain performance goals and shall be determined in accordance with the matrix set forth on Exhibit A annexed hereto.

     (c) SET-OFF. Notwithstanding Section 3(e) of this Agreement, Employee hereby agrees that the Company shall have the right to off-set (the "Set-Off Right") through Employee's forfeiture of shares of Restricted Stock (as defined in Section 3(e) hereof), granted to him pursuant to Section 3(e) and the
Restricted Stock Purchase Agreement (as defined in Section 3(e) hereof) to the extent permitted under applicable law for and to the extent that a breach of Sections 2.3 through 2.8 (inclusive), 3.2 though 3.10 (inclusive) of the Asset Purchase Agreement between the Styleclick, Inc., Styleclick Chicago, Inc, and certain other parties thereto entered into effective as of the Effective Date (the "Purchase Agreement") causes the Maximum Expected Liability (as defined in the Purchase Agreement) to exceed the Maximum Amount (as defined in the Purchase Agreement) (the "Company Set-Off Obligation"); provided that the Company gives written notice to Employee prior to the first anniversary of the Effective Date of any facts or circumstances that could reasonably be expected to give rise to a breach of such sections; and provided, further that, with respect to a breach of Section 3.9 of the Purchase Agreement solely that relates to or arises out of any action taken by or on behalf of any of the entities listed on Schedule 3.8 to the Purchase Agreement against the Company which creates or causes the Company Set-Off Obligation the Company shall provide such notice on or prior to September 1, 2001. The number of shares of Restricted Stock to be forfeited by Employee with respect to the Company's exercise of such Set-Off Right (the "Employee Obligation") shall be determined by the following formula:
[(X/1million) *Y]/Z; where X equals the total number of shares of Restricted Stock granted to Employee, Y equals the amount of the Company Set-Off Obligation, and Z equals the Fair Market Value (as defined in the Plan) of the Common Stock determined on the Effective Date. Upon the Company's written notice to Employee of its exercise of the Set-Off Right, Employee shall have ten (10) business days to remit cash equal to the Employee Obligation in lieu of forfeiting the shares of Restricted Stock equal to the Employee Obligation and if Employee does not remit such cash by the close of business on such tenth (10th) day, the number of shares of Restricted Stock equal to the Employee Obligation shall be immediately forfeited. Other than the Set-Off Right the Company shall have no other remedy at law or in equity to recover the dollar amount of the Employee Obligation. It is further agreed and understood that the Company Set-Off Right is not intended to limit or otherwise prohibit the Company from taking any other action hereunder (other than an action to recover the amount of the Employee Obligation that it would otherwise have the right to take) with respect to Employee.

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

     (d) STOCK OPTIONS. In consideration of Employee's entering into this Agreement and as an inducement to join the Company, Employee shall be granted under the Styleclick, Inc. 2000 Stock Plan (the "Plan") a non-qualified stock option (the "Standard Option") to purchase 185,000 shares of Class A common stock, par value $.0l per share of the Company (the "Common Stock"), subject to
(A) the approval of the Compensation Committee and (B) Employee's execution of the Stock Option Agreement annexed hereto as Exhibit B (the "Option Agreement"). Employee shall also be granted under the Plan a non-qualified stock option to purchase an additional 185,000 shares of Common Stock (the "Launch Option"). The date of grant of each of the Standard Option and the Launch Option shall be the date on which the Employee commences employment with the Company. The exercise price of each of the Standard Option and the Launch Option shall equal the last reported sales price of the Common Stock in the over-the-counter market (or such other market on which the Common Stock is then traded) on the date preceding the date of grant.

          (i) Except as otherwise provided in the Option Agreement, and contingent upon the Employee's continued employment with the Company, the Standard Option shall vest and become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant.

          (ii) Except as otherwise provided in the Option Agreement, and contingent upon the Employee's continued employment with the Company, the Launch Option shall become 100% exercisable (vested) on the eighth (8th) anniversary of the Grant Date. Notwithstanding the prior sentence of this
     Section 2(d)(ii) and contingent upon the Employee's continued employment with the Company, the Launch Option shall vest and become exercisable as to 25% of the shares of Common Stock underlying the Launch Option on the first anniversary of the date of grant and as to the remaining 75% of the shares of Common Stock underlying the Launch Option on the second anniversary of the date of grant, provided that each of the PGA Tour Shop web site (the "PGA Tour") and SportsLine Store web site (the "SportsLine") "Launch" on or prior to the applicable "Deadline Launch Date" (as defined below") and remain "Operational" through the end of the "Agreed Initial Test Period" (as described below). For purposes of this Agreement and the Option Agreement (x) the terms "Launch" and "Operational" shall have the meaning set forth in Exhibit C (annexed hereto) and (y) the terms "Deadline Launch Date" and "Agreed Initial Test Period" shall have the following meaning:
     (A) Deadline Launch Date with respect to the SportsLine shall mean April 30, 2001 and with respect to the PGA Tour it shall mean May 21, 2001, unless such Deadline Launch Date is otherwise extended pursuant to the applicable provisions of Exhibit C (annexed hereto) and (B) the Agreed Initial Test Period will cease on the later of four (4) weeks following the applicable Deadline Launch Date or (i) May 28, 2001 with respect to SportsLine and (ii) June 18, 2001 with respect to PGA Tour. Notwithstanding the foregoing, in the event Employee's employment hereunder is terminated
     (X) at any time prior to the end of the Term by the Company other than for death, Disability or Cause (as such terms are defined in the Standard Terms Annex) the Launch Option shall become 100% vested and exercisable, (Y) prior to the first anniversary of the Effective Date by the Employee for Good Reason (as such term is defined in the Standard Terms Annex) the Launch Option shall become 100% vested and exercisable and (Z) on or after the first anniversary of the Effective Date by the Employee (I) pursuant to
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

     clause (i) (relocation) of the definition of Good Reason, 50% of the unvested shares of Common Stock underlying the Launch Option as of the date of such termination shall become vested and exercisable or (II) pursuant to clauses (ii) (reduction in duties) and (iii) (material breach of this Agreement) of the definition of Good Reason, 100% of the shares of Common Stock underlying the Launch Option shall become vested and exercisable. For the avoidance of doubt and notwithstanding anything herein to the contrary, in the event that either of the PGA Tour or SportsLine shall not Launch by the applicable Deadline Launch Date or shall not remain Operational through the end of the Agreed Initial Test Period, the Launch Option shall vest on the eighth (8th) anniversary of the Grant Date provided the Employee remains employed by the Company through such date.

          (iii) Except as otherwise provided in the Option Agreement each of the Standard Option and the Launch Option shall expire no later than upon the earlier to occur of (A) ten years from the date of grant or (B)(i) 90 days following the termination of Employee's employment with the Company without Cause (other than for death or Disability) or (ii) 365 days following the termination of Employee's employment with the Company on account of Disability or death.

          (iv) Notwithstanding anything herein to the contrary each of the Standard Option and Launch Option shall be governed by the terms and conditions set forth in the Option Agreement and the Plan.

     (e) RESTRICTED STOCK. In further consideration of Employee's entering into this Agreement and as an inducement to join the Company, Employee and the Company shall enter into the Restricted Stock Purchase Agreement, annexed hereto as Exhibit D, pursuant to which Employee shall purchase 302,000 shares of Common Stock at the par value of the Common Stock (the "Restricted Stock Award"). Subject to the provisions of the Restricted Stock Purchase Agreement, and contingent upon the Employee's continued employment with the Company, the Restricted Stock Award shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the date of grant, provided, however that in the event (A) Employee's employment hereunder is terminated (X) at any time prior to the end of the Term by the Company other than for death, Disability or Cause (as such terms are defined in the Standard Terms Annex) or
(Y) by Employee for Good Reason (as such term is defined in the Standard Terms Annex) prior to the first anniversary of the Effective Date the Restricted Stock Award shall be 100% vested and exercisable and (B) Employee's employment hereunder is terminated by Employee for Good Reason (as such term is defined in the Standard Terms Annex) at any time on or after the first anniversary of the Effective Date, the Restricted Stock Award shall vest with respect to 50% of the shares of Common Stock underlying such Restricted Stock Award that have not vested as of the date of such termination. Notwithstanding anything herein to the contrary, the Restricted Stock Award shall be governed by the terms and conditions set forth in the Restricted Stock Purchase Agreement and the Plan.

     (f) BENEFITS. From the Effective Date through the date of termination of Employee's employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

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

          (i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

          (ii) Vacation. During the Term, Employee shall be entitled to four (4) weeks of paid vacation per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

      If to the Company:    Styleclick, Inc.
                            3861 Sepulveda Boulevard
                            Culver City, CA 90203
                            Facsimile: 310-751-2122
                            Attention: General Counsel

                            With a copy to:

                            USA Networks, Inc.
                            152 West 57th Street
                            New York, NY  10019
                            Attention:  General Counsel

      If to Employee:       At the Employee's address in the Company's records.

Either party may change such party's address for notices by notice duly given pursuant hereto.

5. GOVERNING LAW; JURISDICTION.

     (a) This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Delaware, or, if not maintainable therein, then in an appropriate Delaware state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

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

6. DISPUTES REGARDING DETERMINATION OF "LAUNCH" AND "OPERATIONS".

     The parties hereto only after having attempted to resolve in good faith any dispute over (i) whether Launch of either PGA Tour or SportsLine took place in a timely fashion, and (ii) whether either of PGA Tour or SportsLine was Operational through the end of the Agreed Initial Test Period ("Arbitral Events") shall resolve any such dispute through final and binding arbitration (in the case of Employee collectively with Brent Hill). Arbitration shall proceed in accord with the commercial Arbitration Rules of the American Arbitration Association (the "AAA"), unless other rules are agreed upon by the parties. The arbitration shall be held in New York City without regard to the residence of a party, witnesses, the location of evidence, or any other factor. The arbitrator(s) are to be selected as follows: each of the parties (Employee collectively with Brent Hill) hereto shall by written notice to the other have the right to appoint one arbitrator. If, within five (5) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. Otherwise the two arbitrators will select a third arbitrator who shall then act as the sole arbitrator. All proceedings, hearings testimony, documents, or writings connected with the arbitration shall be confidential, i.e. not disclosed by a party or its representative to persons not connected with, or interested in, the arbitration. The arbitrator shall have jurisdiction to determine any Arbitral Event, including whether an issue is an Arbitral Event. The arbitrator may grant any relief authorized by law or equity for any properly established claim. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. The interpretation and enforceability of this
Section 6 of this Agreement exclusively shall be governed and construed in accord with the internal laws of the State of New York, and the parties consent and agree that any judicial proceeding commenced in connection with this section of this Agreement shall be commenced solely in a federal or state court within New York, New York, each party expressly waiving any objection to personal jurisdiction or venue in such court.

7. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8. ACKNOWLEDGMENT. Employee expressly understands and acknowledges that the Standard Terms Annex attached hereto is incorporated herein by reference, deemed a part of this Agreement and is a binding and enforceable provision of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms Annex attached hereto, taken as a whole. Defined terms used in the Standard Terms Annex shall have the meaning as ascribed to them herein and vice versa.

             [The remainder of this page left intentionally blank.]

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
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement on March 21, 2001

                                Styleclick, Inc.

                                By: /S/ DEIRDRE STANLEY
                                    ----------------------
                                        Deirdre Stanley
                                        Authorized Representative




                                    /S/ IAN DRURY
                                    -----------------------------
                                        Ian Drury

                          STANDARD TERMS AND CONDITIONS
                        --------------------------------
                          (the "Standard Terms Annex")


1. TERMINATION OF EMPLOYEE'S EMPLOYMENT.

     (a) DEATH. In the event Employee's employment hereunder is terminated by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a cash lump sum, Employee's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in Section 1(f) hereof).

     (b) DISABILITY. If, as a result of Employee's incapacity due to physical or mental illness ("Disability"), Employee shall have been absent from the full-time performance of Employee's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section 6 hereof), Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee's duties with the Company due to Disability, the Company shall continue to pay Employee's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee's employment due to Disability, the Company shall pay Employee within 30 days of such termination
(i) Employee's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company and (ii) any Accrued Obligations (as defined in Section 1(f) hereof).

     (c) TERMINATION FOR CAUSE. The Company may terminate Employee's employment under this Agreement for Cause at any time prior to the expiration of the Term. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties required by this Agreement, (subject to the Company having an obligation to notify Employee in writing of any alleged breach of this subclause (iv) of this Section 1(c), and Employee having 7 days to cure any such breach (if capable of cure)), or (v) the failure to Launch (as such term is defined in Exhibit C annexed hereto) SportsLine or PGA Tour on or prior to the applicable Deadline Launch Date or the failure of each of the PGA Tour and the SportsLine to remain Operational through the end of the applicable Agreed Initial Test Period; provided; however, that the Company must exercise its right to terminate Employee for Cause pursuant to this subclause (v) no later than the 90th day following the later of the two Agreed

Initial Test Periods. In the event of Employee's termination for Cause, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below). Notwithstanding the foregoing, if Employee's employment hereunder is terminated for Cause pursuant to subclause (v) of this Section 1(c): (A) the Company shall pay Employee his Base Salary through the date which is one (1) year from the date of such termination of employment and (B) the term "Restricted Period" with respect to Employee upon such a termination for all purposes of Section 2 of this Standard Terms Annex shall be the one (1) year period immediately following such termination.

     (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR TERMINATION BY THE EMPLOYEE FOR GOOD REASON. If Employee's employment hereunder is terminated (X) by the Company for any reason other than Employee's death or Disability or for Cause or (Y) by Employee for "Good Reason" as defined below, then the following rules shall apply:

          (i) If such termination occurs on or prior to the first anniversary of the Effective Date the Company shall pay to Employee: (A) his Base Salary through the end of the Term over the course of the then remaining Term and
     (B) the Company shall pay Employee within 30 days of the date of such termination in a cash lump sum any Accrued Obligations (as defined in Section 1(g) hereof). Upon and following such a termination the term "Restricted Period" for all purposes of Section 2 of this Standard Terms Annex shall mean the two (2) year period immediately following the date Employee ceases to be employed by the Company; or

          (ii) If such termination occurs after the first anniversary of the Effective Date the Company shall pay (A) Employee his Base Salary through the end of the Term over the course of the then remaining Term but in not event shall the Employee receive Base Salary continuation for a shorter period than would yield Base Salary continuation equal to $30,000 and (B) the Company shall pay Employee within 30 days of the date of such termination in a cash lump sum any Accrued Obligations (as defined in Section 1(g) hereof). Upon and following such a termination the term "Restricted Period" for all purposes of Section 2 of this Standard Terms Annex shall mean the period equal to the greater of the (X) the remainder of the Term and (Y) one year following such termination.

     For purposes of this Agreement the term Good Reason shall mean (i) the Company requiring the Employee to be principally based at any office or location more than fifty (50) miles from the Chicago, Illinois, area, (ii) a material reduction in Employee's duties or authority from those in effect on the Effective Date or (iii) a material failure of the Company to pay any of the compensation set forth in Section 3 (Compensation) of this Agreement or other material breach of this Agreement subject to Employee having an obligation to notify the Company in writing of any such alleged failure or breach and the Company having 7 days to cure any such breach (if capable of cure).

     (e) NONRENEWAL TERMINATION. If the Company fails to renew this Agreement under terms and conditions substantially similar to the terms set forth herein, Employee shall be available for consultation with the Company concerning its general operations and the industry for a period of one (1) year following such termination of employment (the "Consulting Period"). In consideration of Employee's consulting services, and in consideration of the covenants contained in Section 2 of this Standard Terms Annex, the Company shall pay to Employee $30,000 during the Consulting Period, payable in equal monthly installments. Upon and following such a termination the term "Restricted Period" for all purposes of Section 2 of this Standard Terms Annex shall mean the Consulting Period.

     (f) MITIGATION; OFFSET. In the event of termination of Employee's employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 1(d) hereof provided that if Employee is requested by the Company to prove reasonable best efforts, the Company will agree to such protection as shall be reasonably necessary to protect the confidentiality and proprietary rights of all parties. If Employee obtains other employment during the Term, the amount of any payment or benefit provided for under Section 1(d) hereof which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer. For purposes of this
Section 1(e), Employee shall have an obligation to inform the Company regarding Employee's employment status following termination and during the period encompassing the Term; using trusted third parties or other mechanisms as shall be reasonably necessary to protect the confidentiality and proprietary rights of all parties concerned.

     (g) ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's Base Salary through the date of death or termination of employment for any reason, as the case may be, which has not yet been paid; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid and (iii) any unpaid reimbursement for business expenses owed Employee in accordance with Section 3(f)(i).

2. CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY-RIGHTS.

     (a) CONFIDENTIALITY. Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential

Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage; provided, however, that Confidential Information shall not be deemed to include any information generally known in the profession of the Employee. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

     (b) NON-COMPETITION.

          Without in anyway limiting, Section 1 of this Agreement, during the Term, Employee shall not directly or indirectly, engage in or assist in any business or activity, other than for or on behalf of the Company, its subsidiaries and affiliates, or USA Electronic Commerce Solutions, LLC ("ECS"), including, without limitation, as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative, or other participant; provided, however, that nothing herein shall prevent Employee from (i) engaging in personal activities involving charitable, community, educational, religious or similar organizations, or (ii) managing his personal investments and affairs to the extent that such activities are not in any manner inconsistent with or in conflict with the performance of Employee's duties hereunder.

          Upon a termination of the Employee's employment hereunder by the Company for Cause (other than pursuant to subclause (v) of the definition of Cause), or upon the Employee's termination hereunder other than for Good Reason, the "Restricted Period" shall mean the two (2) year period immediately following the date Employee ceases to be employed by the Company; otherwise the term Restricted Period shall have the meaning ascribed to it in whichever subsection is applicable of Section 1 of this Standard Terms Annex. During the Restricted Period, Employee shall not directly or indirectly engage in or assist in any "Competitive Business" (as such term is defined below) including, without limitation, performing any such engagement or assistance as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant. For purposes of this Agreement "Competitive Business" shall mean (i) the provision of third party e-commerce services to clientele of the type serviced by the Company, its subsidiaries or affiliates, and ECS, or (ii) any other business products or services that are engaged in (other than for its own account), offered or provided by the Company, its subsidiaries or affiliates or ECS during Employee's employment with the Company and as to which Employee is involved, if those activities are in the same markets as the Company, its subsidiaries or affiliates, and/or ECS. Without limiting the application of the foregoing, during the Restricted Period, Employee shall not directly or indirectly engage in or assist in any activity whether for Employee's benefit or for the benefit of a third party (other than for the benefit of the Company, its subsidiaries or affiliates or ECS at the request of the Company) which uses or otherwise deploys the Purchased Assets described in Section 1.1(b) of the Purchase Agreement.

          (i) Nothing in this Section 2(b) shall during the Restrictive Period prevent Employee from being an officer, director, proprietor, employee, partner, investor, guarantor, consultant, advisor, agent, sales representative for any corporation, partnership or other entity whose principal activity and business is consulting to other corporations, businesses, individuals, partnerships or entities (a "Consulting Company"); provided, however, that Employee shall not be involved with, consult to or contribute his labor to any activity or project for or on behalf of such Consulting Company project or activity which involves or relates to any entity or individual who was a client or customer of the Company, its affiliates or subsidiaries, or ECS on the date of Employee's termination from the Company (a "Customer") and which project or activity is in an area of the Competitive Business.

          (ii) Nothing in this Section 2(b) shall during the Restrictive Period prevent Employee from being an officer, director, proprietor, employee, partner, investor, guarantor, consultant, advisor, agent, sales representative or other participant in any corporation, partnership or other entity (other than a Consulting Company) (i) which is not engaged in a Competitive Business, or (ii) which is engaged in a Competitive Business provided; however, that Employee may be engaged by such corporation, partnership or other entity solely in a division, area or unit of such corporation, partnership or other entity which is not engaged in Competitive Business.

          (iii) In addition, during the Restricted Period, Employee shall not directly or indirectly engage in or assist in any activity in the business of any Customers to the extent that such engagement or assistance is in Competitive Business, including, without limitation, engagement or assistance as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant.

     (c) NON-SOLICITATION OF EMPLOYEES. Employee recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates, including without limitation, ECS for the purpose of being employed by Employee or by any business, individual, partnership, firm, corporation or other entity on whose behalf Employee is acting as an agent, representative or employee and that Employee will not convey any such confidential information or secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder or as required by law. For the purpose of this Section 2(c) an employee of the Company is any person who was employed by the Company during the sixty (60) day period prior to the date in question.

     (d) NON-SOLICITATION OF CUSTOMERS.

     During the Restrictive Period, Employee shall not solicit any Customers to be engaged in any Competitive Business or encourage (regardless of who initiates the contact) any such Customer to use the facilities or services of any other entity engaged in Competitive Business with respect to Competitive Business.

     (e) PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be made for hire by the Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" mean any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or
(ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

     (f) COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to all of the applicable policies and standards of professionalism of the Company of which Employee has been given a copy as they may exist from time to time generally applicable to similarly situated employees.

     (g) REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach.

     Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this
Section 2, which may be pursued by or available to the Company.

     (h) SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3. TERMINATION OF PRIOR AGREEMENTS. This Agreement together with all Exhibits hereto, including the Option Agreement and the Restricted Stock Purchase Agreement, constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee's current employer prior to the natural expiration date of such agreement

4. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" other than references contained in
Section 2 of the Standard Terms Annex shall refer to such successor.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms Annex and the Employment Agreement attached hereto, taken as a whole.

7. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary herein, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

8. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

9. INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause (as defined in Section 1(c)) of this Agreement.

                [Remainder of the Page Left Intentionally Blank]

ACKNOWLEDGED AND AGREED:

Date:  March 21, 2001

                                       Styleclick, Inc.


                                       /s/     DEIRDRE STANLEY
                                       -------------------------------
                                       By:     Deirdre Stanley
                                       Title:  Authorized Representative




                                          /s/ IAN DRURY
                                        -------------------------------
                                              Ian Drury

                                                                       Exhibit A

                             Performance-Based Bonus

     Bonus will be performance-based. The Employee will meet with a representative of the Board at the beginning of each bonus period to set goals and expectations for the upcoming bonus period. Typically the Bonus will be based on performance in more than one area, possibly with a stated portion of the Bonus allocated to each area. Some areas may relate to the Employee's individual performance; others may relate to the success of the group that reports to the Employee; and yet others may relate to the larger groups of which the Employee is a member, including the entire Company. To the extent possible, performance standards will be objective and measurable. Examples of performance standards might include meeting budget estimates, meeting promised deadlines, expanding existing customer relationships, creating new customer relationships, meeting or exceeding expected margins, increasing customer satisfaction, improving service levels, rolling out improvements on time and within budget, meeting cash flow goals, delivering new functionality, handling crises effectively and creating new intellectual property.

                                                                       Exhibit C

Definitions

"Launch" means, with respect to the SportsLine or the PGA Tour (each, an "Online Store"), (i) the Online Store is capable of being accessed by Internet users at the URL designated by the Company or ECS, (ii) the Online Store's transaction engine is capable of accepting orders and is prepared to interface with fulfillment operations at HSN, Mark Scott and Reda, in the case of the SportsLine, or with fulfillment operations at W.C. Bradley, in the case of the PGA Tour through either the web-based "Supplier Interface Application" for HSN and W.C. Bradley, or the "File Exchange Application" in the case of Reda (both of which applications are a part of the Purchased Assets, and require that the fulfillment provider has access to the Internet), but as used for mvp.com and pgatourshop.com, and such engine has the functionalities described in the attached appendices (subject to the limitations set forth therein); (iii) the Online Store provides for customer service functionality to Precision Response Corporation or W.C. Bradley through the "Customer Service Application" (which application is a part of the Purchased Assets and requires that the customer service provider has access to the Internet), as designated by the Company or ECS, but as used for mvp.com and pgatourshop.com; and (iv) the Online Store has the capability to sell at least the number of SKUs specified in Paragraph 1(m) of Appendix I of Exhibit D to the Purchase Agreement, provided that all product images and descriptions have been delivered in a reasonable format and obtaining required releases and in a timely fashion; and (v) in the case of SportsLine, customer data and order history data for the period while MVP.com, Inc. operated the SportsLine on the MVP.com, Inc. technology platform has been imported into the Online Store's order processing and fulfillment system, subject to SportsLine's approval and subject to the receipt of such customer data and order history data for such period from ECS or its designee in a reasonable format and in a timely fashion.

USA Networks, Inc., ECS or the Company will be responsible for:
- Domain names - obtaining the right to use the URLs designated by the client
- Funding
- Corporate Infrastructure except for 1 full time onsite Finance resource and 1 full time HR resource
- Collect necessary data and information from the client and delivering such data and information in an appropriate format
- Marketing
- Site Merchandising
- Merchandise Procurement (including relationships with drop shippers) including supplying product photos and descriptions as needed
- Customer Service
- Fulfillment
- Finance - including the setup and configuration of merchant accounts that support Verisign/Signio (MIDs/TIDs) and obtaining SSL certificates for the desired URLs
- All other items allocated to SportsLine or PGA Tour in ECS's agreements with Sportsline or PGA Tour, as the case may be
- All other items not described in the definition of Launch or the appendices or reasonably related thereto

"Operational" means the Online Store has uptime of 98% during which a visitor can successfully place an order during the Initial Test, excluding all exceptions to uptime set forth in Purchaser's agreement with SportsLine of the PGA Tour and (i) excluding planned maintenance outages (which shall not exceed 2%) Period (ii) excluding network outages beyond the team's control, such as outages at Level3, Internap, UUNet, and the Internet in general or a Denial of Service attack, and (iii) subject to the collective capacity in the Purchased Assets and Optioned Assets that were provided to the MVP.com, Inc. online properties (it being understood that such capacity is equivalent to the capacity available to on mvp.com and pgatourshop.com during peak times of operations.

"Operational" shall further mean (i) that the following information is available on a daily basis: summary sales information (date, number of orders and total revenue) and detailed sales information (order date/time stamp, purchaser name and address, and SKU or product description, charge-backs, returns, sales taxes, and shipping and handling charges) and (ii) the site has load times consistent with industry standards.

The "DeadLine Launch Date" shall be extended, (i) in the case of the SportsLine, to the extent that the deadline under ECS's contract is extended, as agreed by SportsLine, (ii) in the case of the PGATour, to the extent that the deadline under ECS's contract is extended, as agreed by PGATour, (iii) in either case by the number of days of any Force Majeure Event (as defined in the SportsLine agreement or the PGA Tour, as applicable), (iii) in either event to the extent of the absence of telephonic customer service capabilities as of the date that the site is otherwise prepared to "Launch", or the expected absence of fulfillment services within seven (7) days after the date on which the site is otherwise prepared to "Launch," (iv) to the extent that merchandise is unavailable to meet the requirements set forth in Appendix I of Exhibit D to the Purchase Agreement, or (v) to the extent that there is any delay resulting from SportsLine's or PGA Tour's failure to meet its responsibilities under the agreement between SportsLine or PGA Tour, as applicable, and ECS; but only to the extent that such delay results in an extension of the deadline for the site launch.

                                       3